NEWS	EMRISE
CORPORATION
530 Meridian Parkway
Durham, NC 27713
(408) 200-3040 ● (408) 550-8340
www.emrise.com

CONTACT:

Allen & Caron Inc

Rene Caron (investors) Len Hall (media)

(949) 474-4300

rene@allencaron.com

len@allencaron.com

EMRISE CORPORATION UK SUBSIDIARY PURCHASES PREVIOUSLY LEASED

 BUILDING IN ENGLAND

Engineering & Manufacturing facility for Company’s Pascall Electronics Subsidiary

DURHAM, NC – March 7, 2013…EMRISE CORPORATION (OTCQB: EMRI), a multi-national manufacturer of defense and aerospace electronic devices and communications equipment, announced today that on March 4, 2013, it completed the purchase of the building and land that houses the Company’s Pascall Electronics, Ltd. subsidiary located in Ryde, on the Isle of Wight in England. The purchase price for the 35,000 square foot building was £1.8 million (approximately US$2.7 million). Pascall Electronics had previously leased the building and land for approximately 15 years.

The Company’s principal lender in the UK, provided the financing for the purchase of the building and land with a 20-year, £1.4 million (approximately US$2.2 million) mortgage with a fixed annual interest rate of 4.8 percent for the first 15 years.

Pascall’s state of the art electronics development and manufacturing facilities are located in the building together with the subsidiary’s administrative, sales and marketing staffs. Pascall, part of the Company’s Electronic Devices business segment, designs and manufactures custom and standard power supplies and RF (radiofrequency) and microwave devices, systems and sub-systems.

The purchase of the building and the terms of the mortgage loan have made it possible for EMRISE to reduce its cash outlay for the Pascall facilities starting this month as the monthly principal and interest payments on the mortgage are considerably less than the previous lease payments. Beginning this month there will also be a favorable impact on the monthly income statements since the Company will no longer be making the lease payments and the mortgage payments are less than the depreciation on the building.

About Pascall Electronics, Ltd.

Pascall designs and manufactures custom and standard power supplies and RF (radiofrequency) and microwave devices, systems and sub-systems. Pascall is internationally known for its high reliability cabin and electronics bay power supplies, especially for the IFE&C (In-flight Entertainment and Connectivity) market. Its custom-built, high-reliability power supplies and other electronic devices are also used in military applications for land- and sea-based guided weapons systems, unmanned aerial vehicles, tanks, fighting vehicles and avionics, as well as in applications for the commercial aviation, industrial, marine, space and transport markets.

About EMRISE Corporation

EMRISE designs, manufactures and markets electronic devices, sub-systems and equipment for aerospace, defense, industrial and communications markets. EMRISE electronic devices products perform key functions such as power supply and power conversion, and radio frequency (RF) and microwave signal processing. Its electronic devices and communications equipment products are used in a range of applications including on-board In-Flight Entertainment and Connectivity systems, and network access to public and private communications networks. EMRISE serves its base of customers in Europe, North America and Asia through operations in England, France and the United States. For more information, go to www.emrise.com.

EMRISE common stock trades under the symbol EMRI on OTCQB. Real-Time quotes and Level 2 information for EMRISE stock can be found at www.otcmarkets.com, or on the Company’s website at http://www.emrise.com/investor_relations/stock_quote/index.htm.

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995

With the exception of historical information , certain matters discussed in this press release may be forward-looking statements involving risks and uncertainties. Actual future results of EMRISE could differ from those forward looking statements. EMRISE also refers you to those factors contained in the "Risk Factors" Section of EMRISE's Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q, Current Reports on Form 8-K filed recently, and other EMRISE SEC filings.

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